EXHIBIT 11

                     NORTHWEST NATURAL GAS COMPANY

            Statement Re:  Computation of Per Share Earnings
                 (Thousands, except per share amounts)
                              (Unaudited)


                                          12 Months Ended December 31
                                        -------------------------------
                                           1996        1995       1994
                                           ----        ----       ----
Earnings Applicable to Common Stock      $44,070     $35,259    $32,478

    Preference Stock Dividends                 -           -        119
    Debenture Interest Less Taxes            479         528        534
                                         -------     -------    -------
Net Income Available for
 Fully-Diluted Common Stock              $44,549     $35,787    $33,131
                                         =======     =======    =======

Average Common Shares Outstanding         22,391      21,817     19,943

    Stock Options                             34          14         27
    Convertible Preference Stock               -           -        124
    Convertible Debentures                   545         600        607
                                         -------     -------    -------
Fully-Diluted Common Stock                22,970      22,431     20,701
                                         =======     =======    =======

Fully-Diluted Earnings Per Share
 of Common Stock                           $1.94       $1.60      $1.60
                                           =====       =====      =====




Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each year. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.